Exhibit 10.1

AMENDMENT NO. 2 TO FOURTH AMENDED AND RESTATED

CREDIT AGREEMENT

THIS AMENDMENT NO. 2 TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made as of April 26, 2006, by and among KILROY REALTY, L.P., a Delaware limited partnership (the “Borrower”), KILROY REALTY CORPORATION, as Guarantor (the “Guarantor”), the BANKS listed on the signature pages hereof, JPMORGAN CHASE BANK, N.A. (successor to JPMorgan Chase Bank), as Administrative Agent, BANK OF AMERICA, N.A., COMMERZBANK AG and WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agents, J.P. MORGAN SECURITIES INC. and BANC OF AMERICA SECURITIES LLC, as Joint Lead Arrangers and Joint Bookrunners, and KEYBANK NATIONAL ASSOCIATION and PNC BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents.

W I T N E S S E T H:

WHEREAS, the Borrower and the Banks have entered into the Fourth Amended and Restated Revolving Credit Agreement, as of October 22, 2004, as amended by Amendment No. 1 to Fourth Amended and Restated Credit Agreement, dated as of June 30, 2005 (as so amended, the “Credit Agreement”); and

WHEREAS, the parties desire to modify the Credit Agreement upon the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

2. Amendments to Definitions.

(a) Applicable Margin. The definition of “Applicable Margin” is hereby deleted and the following substituted therefor:

“Applicable Margin” means, prior to the Adjustment Date, with respect to each Loan, the respective percentages per annum determined, at any time, based on the range into which the Total Debt Ratio then falls, in accordance with the table set forth below:

Total Debt Ratio	Applicable Margin for Euro-Dollar Loans (% per annum)	Applicable Margin for Base Rate Loans (% per annum)
less than 35%	0.85%	0.0%
equal to or greater than 35% but less than 45%	0.95%	0.0%
equal to or greater than 45% but less than 50%	1.05%	0.0%
equal to or greater than 50% but less than 55%	1.20%	0.0%
equal to or greater than 55% but less than 65%	1.35%	0.25%

From and after the Adjustment Date, the Applicable Margin with respect to each Loan shall mean the respective percentages per annum determined, at any time, based on the range into which the Borrower’s Credit Rating (if any) then falls, in accordance with the table set forth below. Any change in the Borrower’s Credit Rating shall be effective immediately as of the date on which any of the Rating Agencies announces a change in the Borrower’s Credit Rating or the date on which the Borrower (or, as applicable, the General Partner) has no credit rating, whichever is applicable. In the event that the Borrower (or, as applicable, the General Partner) receives two (2) credit ratings that are not equivalent, the Applicable Margin shall be determined by the higher of such two (2) credit ratings. In the event that Borrower (or, as applicable, the General Partner) receives more than two (2) credit ratings and such credit ratings are not equivalent, the Applicable Margin shall be determined by the lower of the two (2) highest ratings, provided that each of said two (2) highest ratings shall be Investment Grade Ratings and at least one of which shall be an Investment Grade Rating from S&P or Moody’s. In the event that such two ratings are more than one rating apart, the Applicable Margin will be determined based on the rating which is one rating above the lower of the two ratings.

Borrower’s Credit Rating (S&P/Moody’s Ratings)	Applicable Margin for Euro-Dollar Loans (% per annum)	Applicable Margin for Base Rate Loans (% per annum)
>BBB+/Baa1 (or better)	0.525%	0.0%
BBB/Baa2	0.65%	0.0%
BBB-/Baa3	0.80%	0.0%
Less than Investment Grade Rating	1.15%	0.25%

(b) Documentation Agent. The definition of “Documentation Agent” is hereby deleted and the following substituted therefor: “‘Co-Documentation Agents’ means Keybank National Association and PNC Bank, National Association, in their capacity as co-documentation agents for the Banks, and their successors in such capacity.”

(c) Extended Maturity Date. The definition of “Extended Maturity Date” is hereby deleted and the following substituted therefor: “‘Extended Maturity Date’ means April 26, 2011.”

(d) FMV Cap Rate. The definition of “FMV Cap Rate” is hereby deleted and the following substituted therefor: “‘FMV Cap Rate’ means 7.75% with respect to those Real Property Assets that are located in California, and 8.25% with respect to those Real Property Assets that are located outside of California.”

(e) Interest Period. The phrase “one, two, three or, if available from all of the Banks, six months” in clause (i) of the definition of “Interest Period” is hereby deleted and “one, two, three, six or, if available from all of the Banks, twelve months” substituted therefor.

(f) Loan Amount. The definition of “Loan Amount” is hereby deleted and the following substituted therefor:

“Loan Amount” means Five Hundred Fifty Million and 00/100 Dollars ($550,000,000) (as adjusted pursuant to Section 9.15).

(g) Major Acquisition. The following is inserted to Section 1.1 in alphabetical order: “‘Major Acquisition’ means the acquisition of any Real Property Asset or portfolio of Real Property Assets in a single transaction of $150,000,000 or more.”

(h) Original Maturity Date. The definition of “Original Maturity Date” is hereby deleted and the following substituted therefor: “‘Original Maturity Date’ means April 26, 2010.”

(i) Required Banks. The references to “two-thirds (i.e., 66 2/3%)” in the definition of “Required Banks” is hereby deleted and “fifty-one percent (51%)” substituted therefor.

(j) Revised Annual EBITDA. The following is inserted to Section 1.1 in alphabetical order: “‘Revised Annual EBITDA’ means, for any period, Annual EBITDA for such period, minus (a) interest income, and (b) a management fee reserve in an amount equal to 3% of consolidated total revenue (after deduction of interest income of Borrower and its subsidiaries for such period), plus (i) general and administrative expenses for such period to the extent included in Annual EBITDA and (ii) actual management fees relating to Real Property for such period.”

(k) Total Asset Value. The definition of “Total Asset Value” is hereby deleted and the following substituted therefor:

“Total Asset Value” means, the sum of (w) with respect to those Real Property Assets owned for at least the four previous consecutive quarters, the quotient of (i) Revised Annual EBITDA with respect thereto for the previous four (4) consecutive quarters, including the quarter then ended, but less reserves for Capital Expenditures of (A) $0.30 per square foot per annum for each Real Property Asset that is an office property, and (B) $0.15 per square foot per annum for each Real Property Asset that is an industrial property, divided by (ii) the FMV Cap Rate, (x) with respect to those Real Property Assets owned for less than the four previous consecutive quarters, the greater of (i) the quotient of Net Operating Cash Flow applicable to each such Real Property Asset, calculated on an annualized basis, based upon (A) the actual amount of Net Operating Cash Flow for the period of the Borrower’s, the General Partner’s or their Subsidiary’s ownership of such Real Property Asset, less replacement reserves of (1) $.30 per square foot per annum for each such Real Property Asset which is an office building and (2) $.15 per square foot per annum for each such Real Property Asset which is an industrial building, divided by (B) the FMV Cap Rate, and (ii) the purchase price actually paid by the Borrower, the General Partner or any of their Subsidiaries (as applicable) for such Real Property, (y) with respect to land and Development Properties, the lesser of (i) the cost actually paid by the Borrower, the General Partner or any of their Subsidiaries, and (ii) the market value, each as determined in accordance with GAAP, of such land or Development Properties, and (z) Cash or Cash Equivalents of the Borrower, the General Partner and their Subsidiaries as of the date of determination.

(l) Unencumbered Asset Pool Net Operating Cash Flow. The definition of Unencumbered Asset Pool Net Operating Cash Flow is hereby amended by deleting clause (y) thereof and substituting the following therefor: “(y) reserves for Capital Expenditures of $.30 per square foot per annum for each Unencumbered Asset Pool Property that is an office property, and $.15 per square foot per annum for each Unencumbered Asset Pool Property that is an industrial property.”

(m) Unencumbered Asset Pool Properties Value. The definition of “Unencumbered Asset Pool Properties Value” is hereby deleted and the following substituted therefor:

“Unencumbered Asset Pool Properties Value” means the sum of: (i) with respect to the Unencumbered Asset Pool Properties owned by the Borrower, the General Partner or any of their Consolidated Subsidiaries for a period of at least twelve (12) calendar months, the quotient of (x) the Unencumbered Asset Pool Net Operating Cash Flow, divided by (y) the FMV Cap Rate, and (ii) with respect to Unencumbered Asset Pool Properties owned by the Borrower, the General Partner or any of their Consolidated Subsidiaries for a period of less than twelve (12) calendar months, the greater of (A) the quotient of (x) the Unencumbered Asset Pool Net Operating Cash Flow on an annualized basis based upon the Unencumbered Asset Pool Net Operating Cash Flow for the period of such Person’s ownership of the Unencumbered Asset Pool Property in question, divided by (y) the

FMV Cap Rate and (B) the purchase price actually paid by the Borrower, the General Partner or any of their Consolidated Subsidiaries (as applicable) for such Unencumbered Asset Pool Property; provided, however, that if any such Unencumbered Asset Pool Property shall have been purchased as part of a portfolio of properties and no purchase price shall have been specifically allocated thereto, then the purchase price therefore shall be deemed to be equal to that percentage of the total purchase price for such portfolio as is equal to the percentage of the total Net Operating Cash Flow with respect to such portfolio represented by the Net Operating Cash Flow attributable to the applicable Unencumbered Asset Pool Property, and (iii) with respect to Development Properties, the lesser of (A) the cost actually paid by the Borrower, the General Partner or any of their Subsidiaries, and (B) the market value, each as determined in accordance with GAAP, of such Development Properties, provided that the value attributable to Development Properties shall not at any time exceed 20% of Unencumbered Asset Pool Properties Value.

3. The Money Market Option. Section 2.3(a) is hereby deleted and the following substituted therefor:

(a) The Money Market Option. In addition to Committed Borrowings pursuant to Section 2.1, at such time as the Borrower’s Credit Rating is an Investment Grade Rating from at least two Rating Agencies, one of which shall be S&P or Moody’s, the Borrower may, as set forth in this Section 2.3, request the Banks during the Term to make offers to make Money Market Loans to the Borrower, not to exceed, at such time, the lesser of (i) the aggregate Commitments less the Outstanding Balance, and (ii) 50% of the aggregate Commitments. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

4. Letters of Credit. The reference in Section 2.16(c) to “Twenty-Five Million Dollars ($25,000,000)” is hereby deleted and “Fifty Million Dollars ($50,000,000)” substituted therefor.

5. Fees.

(a) Section 2.8(a) is hereby deleted and the following substituted therefor:

(a) Unused/Facility Fee. During the Term, the Borrower shall pay to the Administrative Agent for the account of the Banks ratably in proportion to their respective Commitments, an unused fee on the daily average undrawn and uncancelled Commitments in any given quarter determined as follows:

(i) prior to the Adjustment Date, the Borrower shall pay to the Administrative Agent for the account of the Banks ratably in proportion to their respective Commitments, an unused fee equal to (x) .20% per annum if the Outstanding Balance is less than 33% of the then outstanding aggregate Commitments, or (y) .15% per annum if the Outstanding Balance is equal to or greater than 33% of the then outstanding aggregate Commitments, calculated upon the weighted average daily Commitments less the Outstanding Balance,

(ii) from and after the Adjustment Date, the Borrower shall pay to the Administrative Agent for the account of the Banks ratably in proportion to their respective Commitments, a facility fee on the daily average Commitments in any given quarter at the respective percentages per annum based upon the Borrower’s Credit Rating in accordance with the following table:

Borrower’s Credit Rating	Applicable Facility Fee (% per annum)
>BBB+/Baa1	.175%
BBB/Baa2	.20%
BBB-/Baa3	.20%
<BBB-/Baa3 or unrated	.25%

The unused/facility fee shall be payable quarterly, in arrears, on each January 1, April 1, July 1, and October 1 during the Term and any extensions thereof. Any change in the Borrower’s Credit Rating causing it to move into a different range on the table shall effect an immediate change in the applicable percentage per annum. In the event that the Borrower’s (or the General Partner’s) Credit Rating is such that the Rating Agencies’ ratings are split between a higher and a lower rating, the applicable percentage per annum shall be based upon the higher of such two (2) Credit Ratings. In the event that Borrower (or, as applicable, the General Partner) receives more than two (2) credit ratings and such credit ratings are not equivalent, the applicable fee shall be determined by the lower of the two (2) highest ratings, provided that each of said two (2) highest ratings shall be Investment Grade Ratings and at least one of which shall be an Investment Grade Rating from S&P or Moody’s. In the event that such two ratings are more than one rating apart, the Applicable Margin will be determined based on the rating which is one rating above the lower of the two ratings.

(b) The reference in Section 2.8(d) to “0.20%” is hereby deleted and “0.15%” substituted therefor.

6. Swingline Loan Subfacility. Section 2.18(a) is hereby deleted and the following substituted therefor:

(a) Swingline Commitment. Subject to the terms and conditions of this Section 2.18, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) from time to time during the Term hereof; provided, however, that the aggregate amount of Swingline Loans outstanding at any time shall not exceed the lesser of (i) the aggregate Commitments less the Outstanding Balance, and (ii) 15% of the aggregate Commitments (the “Swingline Commitment”). Subject to the limitations set forth herein, any amounts repaid in respect of Swingline Loans may be reborrowed.

7. Interest Rate Protection. Section 5.15 is hereby deleted.

8. Financial Covenants.

(a) Total Debt to Total Asset Value. The following is hereby inserted at the end of the first sentence of Section 5.8(a): “, provided that if as a result of a Major Acquisition, the ratio of Total Debt to Total Asset Value may exceed 60% for up to two (2) consecutive quarters, but in no event to exceed 65%”. In addition, the second sentence of Section 5.8(a) is hereby deleted.

(b) EBITDA Debt Service Coverage. Section 5.8(b) is hereby deleted.

(c) Limitation on Secured Debt. The second sentence of Section 5.8(d) is hereby deleted.

(d) Unsecured Debt Ratio. The following is hereby inserted at the end of the first sentence of Section 5.8(e): “, provided that if as a result of a Major Acquisition, the ratio of Unencumbered Asset Pool Properties Value to Unsecured Debt may be less than 1.67:1 for up to two (2) consecutive quarters, but in no event to be less than 1.54:1”.

(e) Minimum Consolidated Tangible Net Worth. The reference in Section 5.8(h) to “$575,000,000” is hereby deleted and “$700,000,000” substituted therefor, and the reference to “90%” is hereby deleted and “75%” substituted therefor. In addition, the second sentence of Section 5.8(h) is hereby deleted.

(f) Debt. Section 5.8(i) is hereby deleted.

9. Amendments and Waivers. Section 9.5 is hereby amended by deleting the reference to “$550,000,000” and substituting “$650,000,000” therefor.

10. The Increase Option. The following is hereby deemed added to the Credit Agreement as Section 9.15:

SECTION 9.15. Optional Increase in Commitments. At any time prior to the date that is forty-two (42) months after the date of this Agreement, provided no Event of Default shall have occurred and then be continuing, the Borrower may, if it so elects, increase the aggregate amount of the Commitments (subject to proviso (b) in the next sentence), either by designating a Qualified Institution not theretofore a Bank to become a Bank (such designation to be effective only with the prior written consent of the Administrative Agent, which consent will not be unreasonably withheld) and/or by agreeing with an existing Bank or Banks that such Bank’s Commitment shall be increased. Upon execution and delivery by the Borrower and such Bank or other financial institution of an instrument in form reasonably satisfactory to the Administrative Agent, such existing Bank shall have a Commitment as therein set forth or such Qualified Institution shall become a Bank with a Commitment as therein set forth and all the rights and obligations of a Bank with such a Commitment hereunder; provided that:

(a) the Borrower shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the Banks; and

(b) the amount of such increase, together with all other increases in the aggregate amount of the Commitments pursuant to this Section 9.15 since the date of this Agreement, does not cause the Loan Amount to exceed $650,000,000.

Upon any increase in the aggregate amount of the Commitments pursuant to this Section 9.15, within five Business Days (in the case of any Base Rate Loans then outstanding) or at the end of the then current Interest Period with respect thereto (in the case of any Euro-Dollar Loans then outstanding), as applicable, each Bank’s pro rata share shall be recalculated to reflect such increase in the Commitments and the outstanding principal balance of the Loans shall be reallocated among the Banks such that the outstanding principal amount of Loans owed to each Bank shall be equal to such Bank’s pro rata share (as recalculated). All payments, repayments and other disbursements of funds by the Administrative Agent to Banks shall thereupon and, at all times thereafter be made in accordance with each Bank’s recalculated pro rata share. For purposes hereof, “Qualified Institution” means a Bank, or one or more banks, finance companies, insurance or other financial institutions which (i) (A) has (or, in the case of a bank which is a subsidiary, such bank’s parent has) a rating of its senior debt obligations of not less than Baa-1 by Moody’s or a comparable rating by a rating agency acceptable to the Administrative Agent and (B) has total assets in excess of Ten Billion Dollars ($10,000,000,000), or (ii) is reasonably acceptable to the Administrative Agent.

11. Effective Date. This Amendment shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by the Borrower and the Required Banks (as defined in the Credit Agreement) together with each Bank that is not already a party to the Credit Agreement (the date of such receipt being deemed the “Effective Date”).

12. Representations and Warranties. Borrower hereby represents and warrants that as of the Effective Date, all the representations and warranties set forth in the Credit Agreement, as amended hereby (other than representations and warranties which expressly speak as of a different date), are true and complete in all material respects.

13. Entire Agreement. This Amendment, together with a fee letter, dated as of even date herewith, among the Borrower, the Administrative Agent and J.P. Morgan Securities Inc., constitutes the entire and final agreement among the parties hereto with respect to the subject matter hereof and there are no other agreements, understandings, undertakings, representations or warranties among the parties hereto with respect to the subject matter hereof except as set forth herein.

14. Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

15. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart.

16. Headings, Etc. Section or other headings contained in this Amendment are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment.

17. No Further Modifications. Except as modified herein, all of the terms and conditions of the Credit Agreement, as modified hereby, shall remain in full force and effect and, as modified hereby, the Borrower confirms and ratifies all of the terms, covenants and conditions of the Credit Agreement in all respects.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

BORROWER:	KILROY REALTY, L.P., a Delaware limited partnership

	By:	Kilroy Realty Corporation, a Maryland corporation, its general partner

		By:	/s/ Tyler H. Rose
Name: Tyler H. Rose Title: Senior Vice President & Treasurer

		By:	/s/ Heidi Roth
Name: Heidi Roth Title: Senior Vice President & Controller

FOR PURPOSES OF AGREEING TO BE BOUND BY THE PROVISIONS OF THIS AMENDMENT:

KILROY REALTY CORPORATION

By:	/s/ Tyler H. Rose
Name: Tyler H. Rose Title: Senior Vice President & Treasurer

By:	/s/ Heidi Roth
Name: Heidi Roth Title: Senior Vice President & Controller

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Bank

By:	/s/ Susan M. Tate
Name: Susan Tate Title: Vice President

Commitment: $40,000,000

BANK OF AMERICA, N.A.

By:	/s/ James P. Johnson
Name: James P. Johnson Title: Senior Vice President

Commitment: $39,000,000

COMMERZBANK AKTIENGESELLSCHAFT, NEW YORK AND GRAND CAYMAN BRANCHES

By:	/s/ James Brett
Name: James Brett Title: Assistant Treasurer

By:	/s/ Christian Berry
Name: Christian Berry Title: Vice President

Commitment: $39,000,000

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Cynthia A. Bean
Name: Cynthia A. Bean Title: Vice President

Commitment: $39,000,000

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Michael P. Gage
Name: Michael P. Gage Title: Senior Vice President

Commitment: $39,000,000

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Michael P. Szoba
Name: Michael P. Szoba Title: Vice President

Commitment: $39,000,000

UNION BANK OF CALIFORNIA

By:	/s/ Kandice K. Parsons
Name: Kandice K. Parsons Title: Vice President

Commitment: $30,000,000

U.S. BANK

By:	/s/ Patrick Brown
Name: Patrick Brown Title: Vice President

Commitment: $30,000,000

BANK OF THE WEST

By:	/s/ Chuck Weerasooriya
Name: Chuck Weerasooriya Title: Senior Vice President

By:	/s/ Wendi Reed
Name: Wendi Reed Title: Vice President

Commitment: $30,000,000

EMIGRANT BANK

By:	/s/ Patricia Goldstein
Name: Patricia Goldstein Title: Senior EVP and Chief Credit Officer

Commitment: $30,000,000

THE ROYAL BANK OF SCOTLAND plc

By:	/s/ Bruce Ferguson
Name: Bruce Ferguson Title: Managing Director

Commitment: $30,000,000

THE BANK OF NOVA SCOTIA

By:	/s/ Chris Osborn
Name: Chris Osborn Title: Managing Director

Commitment: $30,000,000

CHANG HWA COMMERCIAL BANK, LTD., LOS ANGELES BRANCH

By:	/s/ Wen-Che Chen
Name: Wen-Che Chen Title: VP and General Manager

Commitment: $10,000,000

KBC BANK N.V.

By:	/s/ Eric Raskin
Name: Eric Raskin Title: Vice President

By:	/s/ Robert Snauffer
Name: Robert Snauffer Title: First Vice President

Commitment: $25,000,000

COMERICA BANK

By:	/s/ Adam Sheets
Name: Adam Sheets Title: Account Officer

Commitment: $25,000,000

ALLIED IRISH BANKS, p.l.c.

By:	/s/ Gabe Potyondy
Name: Gabe Potyondy Title: Vice President

By:	/s/ Derrick Lynch
Name: Derrick Lynch Title: Assistant Vice President

Commitment: $25,000,000

CATHAY UNITED BANK

By:	/s/ Allen Peng
Name: Allen Peng Title: EVP and General Manager

Commitment: $10,000,000

CHEVY CHASE BANK

By:	/s/ Frederick H. Denecke
Name: Frederick H. Denecke Title: Vice President

Commitment: $15,000,000

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ David A. Buck
Name: David A. Buck Title: Senior Vice President

Commitment: $25,000,000